Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axaltacs.com

For Immediate Release

Axalta Releases Fourth Quarter and Full Year 2017 Results

Fourth Quarter 2017 Highlights:

•	Net sales of $1,164.8 million, up 13.4% as-reported and 9.9% on a constant currency basis versus Q4 2016, including 8.6% from acquisition contribution

•	Net loss driven by U.S. tax reform impacts, severance charges and acquisition-related costs

•	Adjusted EBITDA growth largely driven by acquisition contribution and incremental productivity savings, offset partly by higher raw material prices

•	Operating cash flow of $233.6 million in Q4 versus $228.0 million in Q4 2016; free cash flow of $195.8 million in Q4 versus $187.1 million in Q4 2016

Full Year 2017 Highlights:

•	Net sales of $4,352.9 million, up 7.0% versus 2016, largely driven by acquisition contribution

•	Net income muted by impacts of U.S. tax reform, Venezuela deconsolidation, severance charges and acquisition-related costs

•	Slightly lower Adjusted EBITDA due to moderate pricing pressure in Transportation Coatings, lower volumes in Performance Coatings, raw material inflation and natural disasters

•	Operating cash flow of $540.0 million in 2017 versus $559.3 million in 2016; free cash flow of $415.0 million versus $423.1 million in 2016

PHILADELPHIA, PA, February 6, 2018 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the fourth quarter and full year ended December 31, 2017.
Fourth Quarter Consolidated Financial Results
Net sales of $1,164.8 million for the fourth quarter of 2017 increased 13.4%, including 3.5% favorable foreign currency translation contribution. Constant currency net sales increased 9.9% in the period, driven by 8.6% in acquisition contribution, coupled with 0.7% volume growth and 0.6% higher average selling prices. Modest organic net sales growth included growth from Industrial and Commercial Vehicle end-markets globally, but was offset somewhat by the completion of distributor working capital adjustments in North America Performance Coatings as well as slightly lower Light Vehicle net sales.
Net loss attributable to Axalta for the fourth quarter was $61.5 million compared with $37.2 million in Q4 2016, primarily driven by after-tax charges of $24.4 million in severance, $10.5 million in acquisition-related costs and the impact of the U.S. Tax Cuts and Jobs Act legislation. This tax reform resulted in a provisional net tax charge of $112.5 million primarily from the write-down of net deferred tax assets to the lower enacted U.S. corporate tax rate of 21%. The provisionally estimated net tax charge reflects Axalta's current estimate of the new legislation’s impact, which may differ with further regulatory guidance, changes in Axalta's current interpretations and assumptions. Fourth quarter adjusted net income of $90.2 million increased versus $70.5 million in Q4 2016 due to the contribution of recent acquisitions, benefit from productivity initiatives and moderate improved average pricing, offset partially by higher raw material costs.
Adjusted EBITDA of $245.4 million for the fourth quarter compared with $224.5 million in Q4 2016. This result was driven by the contribution of recent acquisitions, savings from our operating improvement initiatives, and by moderate foreign exchange and pricing tailwinds. These were offset partly by low teens raw material inflation impacts.

“Axalta's fourth quarter demonstrated a return to solid growth following our more challenged third quarter result, with net sales and Adjusted EBITDA performance both at or above our revised guidance ranges,” said Charles W. Shaver, Axalta’s Chairman and Chief Executive Officer. “Our stated expectation of improved financial performance beginning in the fourth quarter was met and was supported by broad based market strength and sound execution by our business teams,” Mr. Shaver said.
Mr. Shaver continued, “For the full year 2017, we are pleased to have met many of our key objectives, with highlights including significant cash deployment to M&A, substantial organic growth in our Industrial coatings end-market, ongoing share gains in our Refinish end-market, continued innovation investment resulting in more than 250 new product launches, and key completed investments in new R&D and training centers globally.”
“Looking ahead at 2018, we anticipate generally stable market conditions in each segment, and are encouraged by recent and anticipated core volume growth across most end-markets we serve. Overall, we continue to expect Axalta to outgrow our end-markets on the basis of strong technology and innovation and careful execution on our global growth strategy,” Mr. Shaver noted. “Although we continue to face notable headwinds from raw material inflation, we have plans in place to mitigate this through a combination of price increases and substantial productivity savings which we have already initiated for the current year.”
Performance Coatings Results
Performance Coatings net sales were $732.3 million in Q4 2017, an increase of 20.7% year-over-year including 4.2% favorable foreign currency contribution. Constant currency net sales increased 16.5%, driven by a 14.5% acquisition contribution and 2.5% higher average selling prices.
Net sales in our Refinish end-market increased 4.7% in Q4 2017 (increased 0.6% excluding foreign currency translation), driven by price increases from all regions which were partially offset by lower volumes from distributor working capital adjustments earlier in the quarter in North America. Industrial end-market net sales increased 56.8% in the fourth quarter (increased 52.8% excluding foreign currency translation) as volume grew high single digits before acquisition contribution and price increased low single digits.
The Performance Coatings segment generated Adjusted EBITDA of $165.4 million in the fourth quarter, a 21.2% year-over-year increase. This strong increase was driven by substantial acquisition contribution as well as significant benefit from ongoing productivity initiatives and positive pricing contribution. These were offset in part by increased variable cost headwinds. Segment Adjusted EBITDA margin of 22.6% in Q4 2017 reflected a 10 basis point increase compared to the corresponding prior year quarter.
Transportation Coatings Results
The Transportation Coatings segment produced net sales of $432.5 million in Q4 2017, an increase of 2.8% versus fourth quarter 2016. Constant currency net sales increased 0.2% year-over-year, driven by a 2.4% increase in volumes, largely offset by 2.2% lower average selling prices.
Light Vehicle net sales decreased 1.2% year-over-year (decreased 3.8% excluding foreign currency translation), largely impacted by lower sales in North America similar to last quarter, partially offset by solid growth notably in EMEA. Commercial Vehicle net sales increased 20.4% versus last year (increased 17.4% excluding foreign currency translation), driven by ongoing strength in North America heavy duty truck production as well as broad based global growth with both truck and non-truck customers.
The Transportation Coatings segment generated Adjusted EBITDA of $80.0 million in Q4 2017, a decrease of 9.1% compared to the fourth quarter of 2016, with increased variable cost pressure and reduced average selling prices offset partly by ramping benefits from lower operating expense. Segment Adjusted EBITDA margin of 18.5% in Q4 2017 decreased compared to 20.9% in the prior year quarter.
Balance Sheet and Cash Flow Highlights
We ended the year with cash and cash equivalents of $769.8 million. Our net debt was $3.1 billion as of year end, compared to $3.3 billion as of September 30, 2017, driven by higher cash balances. We made no open market purchases of our common stock in the fourth quarter.

Fourth quarter operating cash flow was $233.6 million versus $228.0 million in the corresponding quarter of 2016, reflecting stronger Adjusted EBITDA performance and slightly improved working capital, offset partly by several one-time cash expenses noted in our exhibits. Free cash flow, calculated as operating cash flow less capital expenditures, totaled $195.8 million including capital expenditures of $37.8 million, an improvement versus $187.1 million in the prior year quarter.
“We are pleased that the business overall returned to a more normal operating profile in the fourth quarter, with broad based strength seen in net sales including modest positive pricing and largely stable margins in spite of raw material cost headwinds,” said Robert W. Bryant, Axalta’s Executive Vice President and Chief Financial Officer. “We further observe that our financial profile remains sound, and our cash flow metrics underscore our strong business model. For 2018, we continue to project solid top and bottom line growth, as well as strong free cash flow, including the assumption of significant net raw material inflation offset by a combination of positive net price and aggressive action to continue to rationalize Axalta's cost structure. Our pre-tax charge taken in Q4 2017 of $28.7 million for severance reflects a key component of this effort.”
2018 Guidance Update
We are updating our outlook for the full year 2018 as follows:

•	Net sales growth of 8-9% as reported, or 6-7% excluding FX tailwinds

•	Adjusted EBITDA of $940-980 million

•	Interest expense of ~$165 million

•	Income tax rate, as adjusted, of 19-21% reflecting the anticipated benefit of the enactment of the U.S. Tax Cuts and Jobs Act legislation

•	Free cash flow of $420-460 million

•	Capital expenditures of ~$160 million

•	Depreciation and amortization of ~$365 million

•	Diluted shares outstanding of ~249 million

Revision of Prior Year Financial Statements
During the three months ended June 30, 2017, as part of Axalta’s efforts to analyze the impact of the 2018 U.S. GAAP accounting adoption of ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)", Axalta identified and corrected errors that affected previously-issued consolidated financial statements. Axalta determined that these corrections were immaterial to the previously-issued financial statements; however, Axalta has revised certain amounts in the previously issued condensed consolidated financial statements to reflect those errors, including revisions to the condensed consolidated statement of operations for the three months and full year ended December 31, 2016, as discussed further below.
Axalta has corrected the errors in the timing of revenue recognition by estimating the additional rebates and pricing concessions at the time of sale to distribution customers and reducing net sales by $2.0 million ($0.7 million after tax) and $4.7 million ($3.0 million after tax) for the three months and full year ended December 31, 2016, respectively, as a result. These corrections did not have a material impact on the 2017 consolidated financial statements.
Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its fourth quarter and full year 2017 financial results on Tuesday, February 6th, at 8:00 a.m. ET. The U.S. dial-in phone number for the conference call is 877-407-0784 and the international dial-in number is +1-201-689-8560. A live webcast of the conference call will also be available online at www.axalta.com/investorcall. For those unable to participate in the conference call, a replay will be available through February 13, 2018. The U.S. replay dial-in phone number is 844-512-2921 and the international replay dial-in number is +1-412-317-6671. The replay passcode is 13675328.

Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including those relating to the impact of external factors including market conditions, raw material price inflation and U.S. tax reform, and the impact of our pricing, cost structure and productivity initiatives, as well as our full year 2018 outlook, including net sales growth, Adjusted EBITDA, interest expense, income tax rate, as adjusted, free cash flow, capital expenditures, depreciation and amortization, and diluted shares outstanding. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect Axalta's financial results is available in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" section within Axalta's most recent annual report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted net income. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA consists of EBITDA adjusted for (i) non-cash items included within net income, (ii) items the Company does not believe are indicative of ongoing operating performance or (iii) nonrecurring, unusual or infrequent items that the Company have not occurred within the last two years or we believe are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of net income attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance unusual or nonrecurring in nature. Our use of the terms constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted net income may differ from that of others in our industry. Constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted net income should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted net income have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This presentation includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for constant currency net sales growth, Adjusted EBITDA, income tax rate, as adjusted, or free cash flow on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our US GAAP results.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the 13,100 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information visit axaltacoatingsystems.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Net sales	$1,164.8	$1,027.4	$4,352.9	$4,068.8
Other revenue	7.6	5.2	24.1	23.9
Total revenue	1,172.4	1,032.6	4,377.0	4,092.7
Cost of goods sold	746.0	641.8	2,779.6	2,527.6
Selling, general and administrative expenses	279.9	263.4	997.7	962.5
Venezuela asset impairment and deconsolidation charge	—	57.9	70.9	57.9
Research and development expenses	16.7	16.1	65.3	57.7
Amortization of acquired intangibles	28.9	21.6	101.2	83.4
Income from operations	100.9	31.8	362.3	403.6
Interest expense, net	37.9	37.4	147.0	178.2
Other (income) expense, net	(1.8)	14.5	25.7	142.7
Income (loss) before income taxes	64.8	(20.1)	189.6	82.7
Provision for income taxes	120.4	15.0	141.9	38.1
Net income (loss)	(55.6)	(35.1)	47.7	44.6
Less: Net income attributable to noncontrolling interests	5.9	2.1	11.0	5.8
Net income (loss) attributable to controlling interests	$(61.5)	$(37.2)	$36.7	$38.8
Basic net income (loss) per share	$(0.26)	$(0.16)	$0.15	$0.16
Diluted net income (loss) per share	$(0.26)	$(0.16)	$0.15	$0.16
Basic weighted average shares outstanding	240.3	239.3	240.4	238.1
Diluted weighted average shares outstanding	240.3	239.3	246.1	244.4

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$769.8	$535.4
Restricted cash	3.1	2.7
Accounts and notes receivable, net	870.2	801.9
Inventories	608.6	529.7
Prepaid expenses and other	63.9	50.3
Total current assets	2,315.6	1,920.0
Property, plant and equipment, net	1,388.6	1,315.7
Goodwill	1,271.2	964.1
Identifiable intangibles, net	1,428.2	1,130.3
Other assets	428.6	536.1
Total assets	$6,832.2	$5,866.2
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$554.9	$474.2
Current portion of borrowings	37.7	27.9
Other accrued liabilities	489.6	440.0
Total current liabilities	1,082.2	942.1
Long-term borrowings	3,877.9	3,236.0
Accrued pensions	279.1	249.1
Deferred income taxes	152.9	160.2
Other liabilities	32.3	32.2
Total liabilities	5,424.4	4,619.6
Commitments and contingent liabilities
Shareholders’ equity
Common shares, $1.00 par, 1,000.0 shares authorized, 243.9 and 240.5 shares issued and outstanding at December 31, 2017 and 2016, respectively	242.4	239.3
Capital in excess of par	1,354.5	1,294.3
Accumulated deficit	(21.4)	(58.1)
Treasury shares, at cost	(58.4)	—
Accumulated other comprehensive loss	(241.0)	(350.4)
Total Axalta shareholders’ equity	1,276.1	1,125.1
Noncontrolling interests	131.7	121.5
Total shareholders’ equity	1,407.8	1,246.6
Total liabilities and shareholders’ equity	$6,832.2	$5,866.2

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Years Ended December 31,
	2017	2016
Operating activities:
Net income	$47.7	$44.6
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	347.5	322.1
Amortization of financing costs and original issue discount	8.0	17.8
Debt extinguishment and refinancing related costs	13.4	97.6
Deferred income taxes	91.7	(15.9)
Realized and unrealized foreign exchange (gains) losses, net	(3.6)	35.5
Stock-based compensation	38.5	41.1
Asset impairments	7.6	68.4
Venezuela deconsolidation charge	70.9	—
Other non-cash, net	4.4	(1.9)
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(15.2)	(67.8)
Inventories	(19.9)	(1.7)
Prepaid expenses and other	(84.9)	(64.5)
Accounts payable	39.8	32.3
Other accrued liabilities	6.7	58.7
Other liabilities	(12.6)	(7.0)
Cash provided by operating activities	540.0	559.3
Investing activities:
Business acquisitions (net of cash acquired)	(564.4)	(114.8)
Purchase of property, plant and equipment	(125.0)	(136.2)
Reduction of cash due to Venezuela deconsolidation	(4.3)	—
Other investing activities, net	4.1	(6.0)
Cash used for investing activities	(689.6)	(257.0)
Financing activities:
Proceeds from short-term borrowings	—	0.2
Proceeds from long-term borrowings	483.6	1,604.3
Payments on short-term borrowings	(14.1)	(8.6)
Payments on long-term borrowings	(50.0)	(1,755.7)
Financing-related costs	(10.4)	(86.3)
Dividends paid to noncontrolling interests	(3.0)	(3.0)
Purchase of treasury stock	(58.4)	—
Proceeds from option exercises	24.8	16.7
Deferred acquisition-related consideration	(5.2)	—
Other financing activities	—	(0.2)
Cash provided by (used for) financing activities	367.3	(232.6)
Increase in cash and cash equivalents	217.7	69.7
Effect of exchange rate changes on cash	17.1	(19.3)
Cash at beginning of period	538.1	487.7
Cash at end of period	$772.9	$538.1

Cash at end of period reconciliation:
Cash and cash equivalents	$769.8	$535.4
Restricted cash	3.1	2.7
Cash at end of period	$772.9	$538.1

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Net income (loss)	$(55.6)	$(35.1)	$47.7	$44.6
Interest expense, net	37.9	37.4	147.0	178.2
Provision for income taxes	120.4	15.0	141.9	38.1
Depreciation and amortization	91.6	86.3	347.5	322.1
EBITDA	194.3	103.6	684.1	583.0
Debt extinguishment and refinancing related costs (a)	0.4	13.4	13.4	97.6
Foreign exchange remeasurement losses (gains) (b)	(0.9)	0.6	7.4	30.6
Long-term employee benefit plan adjustments (c)	1.0	(0.6)	1.4	1.5
Termination benefits and other employee related costs (d)	28.7	36.6	35.3	61.8
Consulting and advisory fees (e)	—	2.1	(0.1)	10.4
Transition-related costs (f)	1.9	—	7.7	—
Offering and transactional costs (g)	12.3	1.6	18.4	6.0
Stock-based compensation (h)	8.0	9.5	38.5	41.1
Other adjustments (i)	—	(0.2)	3.6	5.0
Dividends in respect of noncontrolling interest (j)	(0.3)	—	(3.0)	(3.0)
Deconsolidation impacts and impairments (k)	—	57.9	78.5	68.4
Adjusted EBITDA	$245.4	$224.5	$885.2	$902.4

(a)
During the year ended December 31, 2017 and the three months and year ended December 31, 2016 we refinanced our indebtedness, resulting in losses of $13.0 million, $10.4 million and $88.0 million, respectively. During the three months and years ended December 31, 2017 and 2016 we prepaid outstanding principal on our term loans, resulting in non-cash extinguishment losses of $0.4 million, $0.4 million, $3.0 million and $9.6 million, respectively. We do not consider these items to be indicative of our ongoing operating performance.

(b)
Eliminates foreign exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures. Exchange effects attributable to the remeasurement of our Venezuelan subsidiary represented losses of zero and $1.8 million for the three months and year ended December 31, 2017, respectively, and gains of $0.4 million and losses of $23.5 million for the three months and year ended December 31, 2016, respectively.

(c)	Eliminates the non-cash, non-service components of long-term employee benefit costs.

(d)
Represents expenses primarily related to employee termination benefits and other employee-related costs associated with our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(e)
Represents fees paid to consultants, and associated true-ups to estimates, for professional services primarily related to our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(f)
Represents integration costs related to the 2017 acquisition of the Industrial Wood business that was a carve-out business from Valspar, which are not considered indicative of our ongoing operating performance.

(g)
Represents acquisition-related expenses, including changes in the fair value of contingent consideration, as well as $10.0 million of costs associated with contemplated merger activities during the three months ended December 31, 2017 and costs associated with the 2016 secondary offerings of our common shares by Carlyle, all of which are not considered indicative of our ongoing operating performance.

(h)	Represents non-cash costs associated with stock-based compensation.

(i)
Represents costs for certain non-operational or non-cash (gains) and losses unrelated to our core business and which we do not consider indicative of our ongoing operations, including equity investee dividends, indemnity losses (gains) associated with the Acquisition, losses (gains) on sale and disposal of property, plant and equipment, losses (gains) on the remaining foreign currency derivative instruments, and non-cash fair value inventory adjustments associated with our business combinations.

(j)
Represents the payment of dividends to our joint venture partners by our consolidated entities that are not 100% owned, which are reflected to show the cash operating performance of these entities on Axalta's financial statements.

(k)
During the year ended December 31, 2017, we recorded a loss in conjunction with the deconsolidation of our Venezuelan subsidiary of $70.9 million. During the three months and year ended December 31, 2016, we recorded non-cash impairments at our Venezuela subsidiary of $57.9 million and $68.4 million, respectively, associated with our operational long-lived assets and a real estate investment. Additionally, during the year ended December 31, 2017, we recorded non-cash impairment charges related to certain manufacturing facilities previously announced for closure of $7.6 million. We do not consider these to be indicative of our ongoing operating performance.

The following table reconciles net income (loss) to adjusted net income for the periods presented (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Net income (loss)	$(55.6)	$(35.1)	$47.7	$44.6
Less: Net income attributable to noncontrolling interests	5.9	2.1	11.0	5.8
Net income (loss) attributable to controlling interests	(61.5)	(37.2)	36.7	38.8
Debt extinguishment and refinancing related costs (a)	0.4	13.4	13.4	97.6
Foreign exchange remeasurement losses (gains) (b)	(0.9)	0.6	7.4	30.6
Termination benefits and other employee related costs (c)	28.7	36.6	35.3	61.8
Consulting and advisory fees (d)	—	2.1	(0.1)	10.4
Transition-related costs (e)	1.9	—	7.7	—
Offering and transactional costs (f)	12.3	1.6	18.4	6.0
Deconsolidation impacts and impairments (g)	1.2	57.9	84.5	68.4
Other (h)	0.2	—	4.0	0.8
Total adjustments	43.8	112.2	170.6	275.6
Income tax (benefit) provision impacts (i)	(107.9)	4.5	(86.4)	34.6
Adjusted net income	$90.2	$70.5	$293.7	$279.8
Diluted adjusted net income per share	$0.37	$0.29	$1.19	$1.14
Diluted weighted average shares outstanding (1)	245.5	245.0	246.1	244.4
(1) For the three months ended December 31, 2017 and 2016, represents what diluted shares would have been compared to the 240.3 million and 239.3 million diluted shares, respectively, as reported, if the period had been in a net income position versus the reported loss.

(a)
During the year ended December 31, 2017 and the three months and year ended December 31, 2016 we refinanced our indebtedness, resulting in losses of $13.0 million, $10.4 million and $88.0 million, respectively. During the three months and years ended December 31, 2017 and 2016 we prepaid outstanding principal on our term loans, resulting in non-cash extinguishment losses of $0.4 million, $0.4 million, $3.0 million and $9.6 million, respectively. We do not consider these items to be indicative of our ongoing operating performance.

(b)
Eliminates foreign exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures. Exchange effects attributable to the remeasurement of our Venezuelan subsidiary represented losses of zero and $1.8 million for the three months and year ended December 31, 2017, respectively, and gains of $0.4 million and losses of $23.5 million for the three months and year ended December 31, 2016, respectively.

(c)
Represents expenses primarily related to employee termination benefits and other employee-related costs associated with our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(d)
Represents fees paid to consultants, and associated true-ups to estimates, for professional services primarily related to our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(e)
Represents integration costs related to the 2017 acquisition of the Industrial Wood business that was a carve-out business from Valspar, which are not considered indicative of our ongoing operating performance.

(f)
Represents acquisition-related expenses, including changes in the fair value of contingent consideration, as well as $10.0 million of costs associated with contemplated merger activities during the three months ended December 31, 2017 and costs associated with the 2016 secondary offerings of our common shares by Carlyle, all of which are not considered indicative of our ongoing operating performance.

(g)
During the year ended December 31, 2017, we recorded a loss in conjunction with the deconsolidation of our Venezuelan subsidiary of $70.9 million. During the three months and year ended December 31, 2016, we recorded non-cash impairments at our Venezuela subsidiary of $57.9 million and $68.4 million, respectively, associated with our operational long-lived assets and a real estate investment. Additionally, during the three months and year ended December 31, 2017, we recorded non-cash impairment charges related to abandoned in-process research and development assets and certain manufacturing facilities previously announced for closure of $1.2 million and $9.3 million, respectively. In connection with the manufacturing facilities announced for closure, we recorded accelerated depreciation of $4.3 million for the year ended December 31, 2017. We do not consider these to be indicative of our ongoing operating performance.

(h)	Represents costs for non-cash fair value inventory adjustments associated with our business combinations, which we do not consider indicative of ongoing operations.

(i)
The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Net income (loss) and adjusted net income for the three months and years ended December 31, 2017 and 2016 includes $1.4 million, $13.1 million, $2.6 million and $13.4 million, respectively, of tax windfall benefits related to stock compensation. Additionally, the income tax impact includes the removal of discrete items for the three months and year ended December 31, 2017 which were expenses of $108.8 million. Of the $108.8 million of discrete income tax impacts, $112.5 million is related to the impact of the U.S. Tax Cuts and Jobs Act legislation. Our income tax expense for the three months and year ended December 31, 2016 includes the removal of discrete income tax impacts within our effective tax rate which were expenses of $7.6 million and $11.8 million, respectively.